Exhibit 21.1

SUBSIDIARIES OF AMBASSADORS INTERNATIONAL, INC.

1.	Ambassadors, LLC, a Delaware limited liability company

2.	Cypress Reinsurance, Ltd, a Bermuda corporation

3.	BellPort Group, Inc., a Delaware corporation